Exhibit 99

STATEMENT

Contact:	Mike Moran	Christin Baker
	202-962-5416	202-962-5368
	mmoran@ford.com	cbake117@ford.com

IMMEDIATE RELEASE

STATEMENT ON FORD'S GREEN PARTNERSHIP WITH THE U.S. DEPARTMENT OF ENERGY

NOTE TO EDITOR:  Ford Motor Company is the first manufacturer to finalize loans under the Advanced Technology Vehicles Manufacturing Incentive Program, commonly referred to as Section 136. Congress approved this program as part of the 2007 Energy bill. It provides up to $25 billion in loans to companies making cars and components in U.S. factories that increase fuel economy at least 25 percent above 2005 levels.  As part of a competitive process, Ford was selected to receive a total of $5.9 billion in loans through early 2012 to fund the development of advanced fuel-efficient vehicles and technologies.  The following is a statement from Ford Group Vice President for Government and Community Relations Ziad Ojakli:

WASHINGTON, DC, September 17, 2009. – “Yesterday, Ford and the Department of Energy finalized the arrangements for loans provided under the Advanced Technology Vehicles Manufacturing Incentive Program, an initiative which focuses on investment in the leading fuel economy technologies in American manufacturing.   The company greatly appreciates the leadership of Secretary Steven Chu and the expertise of the Department of Energy officials who were dedicated to a timely and successful conclusion.

Ford is absolutely committed to fuel economy leadership with every new model we introduce. And this green partnership between Ford and the U.S. government will help accelerate the development of advanced technologies for even better fuel-efficiency and lower emissions.  In addition, it will help Ford retool 11 plants in five states and protect and retain thousands of 'green' jobs. This government-industry partnership also advances our shared goals of increasing energy security, addressing climate change and supporting manufacturing jobs.”

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